October 11, 2001

Univision Communications Inc.
Co-Registrants Listed in
the Registration Statement
(as defined below)
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

    We have acted as special counsel to Univision Communications Inc., a Delaware corporation (the "Company") and each of the parties listed in the Registration Statement (as defined below) as a Co-Registrant, in connection with the preparation and filing by the Company and the Co-Registrants with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration by the Company of $500,000,000 aggregate principal amount of its 7.85% Senior Notes due 2011 (the "new Notes"), unconditionally guaranteed (the new "Guarantees") as to payment of principal and interest by the Co-Registrants. The Registration Statement also relates to the offer by the Company to exchange the new Notes and new Guarantees for all of its outstanding $500,000,000 aggregate principal amount of 7.85% Senior Notes due 2011 (the "old Notes") and the related guarantees (the "old Guarantees"), previously issued pursuant to the Purchase Agreement, dated July 13, 2001 (the "Purchase Agreement"), and filed as an exhibit to the Registration Statement. The new Notes and the new Guarantees will be issued pursuant to the terms of the Exchange and Registration Rights Agreement, dated July 18, 2001, by and among the Company, the Co-Registrants and the initial purchasers party thereto (the "Registration Rights Agreement") and filed as an exhibit to the Registration Statement, and pursuant to an Indenture, dated July 18, 2001, as supplemented, by and among the Company, the Co-Registrants and The Bank of New York, as trustee (the "Indenture").

    In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

    On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

    1.  The new Notes, when duly executed and authenticated in the manner contemplated in the Indenture and issued and delivered in exchange for the old Notes as contemplated in the prospectus constituting a part of the Registration Statement (the "Prospectus") will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

    2.  The new Guarantees, when duly executed and authenticated in the manner contemplated in the Indenture and issued and delivered in exchange for the old Guarantees as contemplated in the Prospectus will be legally valid and binding obligations of each of the Co-Registrants, enforceable against each of the Co-Registrants in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. However, we express no opinion with respect to the effect of the enforceability of the new Guarantees against the Co-Registrants of Sections 544 and 548 of the U.S. Bankruptcy Code, Section 3439 et. seq. of the California Civil Code or Section 270 et. seq. of the New York Debtor and Creditor law relating to fraudulent transfers and obligations.

    The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the present corporate law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

    We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus under the caption "Legal Matters."

    This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.

                      Respectfully submitted,

                      /s/ O'MELVENY & MYERS